Exhibit 10.14

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Escrow Instructions (this “Agreement”) dated December 3, 2025 (the “Effective Date”), is made between MAUI LAND & PINEAPPLE COMPANY, INC., a Delaware corporation, as “Seller”, and HARVEST AT KUMULANI CHAPEL, a Hawaii nonprofit corporation, or permitted assignee, as “Buyer” with reference to the following:

A.          Seller owns fee simple title to Lot 1D-1 of the “Kapalua Makai Subdivision No. 1” located at Kapalua, Maui, Hawaii, which is identified by Tax Map Key No. (2) 4-2-004-037 (“Parcel 37”).

B.          This Agreement pertains to the approximately 6.5-acre portion of Parcel 37 that is depicted on Exhibit A attached hereto (the “Land”), all buildings and other improvements located thereon, and the Property as defined in Section 2.1 below. The Land is currently the site of five (5) buildings identified as (1) Unit O-1 located at 200 Village Road, containing approximately 2,927 square feet, (2) Unit O-2 located at 500-A Village Road, containing approximately 1,161 square feet, (3) Unit I-1 located at 500-B Village Road, containing approximately 5,158 square feet, (4) Unit O-3 located at 650 Village Road, containing approximately 1,416 square feet, and (5) Unit O-4 located at 700 Village Road, containing approximately 1,401 square feet. As shown on Exhibit A, the “Existing Campus Property” refers to the portion of the Land shaded in blue and containing approximately 224,940 square feet, more or less, and the “Sloped Property” refers to the portion of the Land shaded in green and containing approximately 57,745 square feet, more or less.

B.         The Property is located within the Project District established by the Zoning Code of the County of Maui, Maui County Code Chapter 19.73 (the “Project District Ordinance”) that is identified as Lahaina Project District 1 (Kapalua) (the “Project District”). The Project District is located within the Kapalua Resort, a master-planned resort community established by Seller.

C.          Buyer currently leases the Existing Campus Property and the improvements on that part of the Land under an unrecorded Ground Lease dated April 1, 2024 (the “Ground Lease”).

D.          Buyer desires to acquire fee simple title to the Property in order to develop, own and operate a church, preschool and certain ancillary uses, as more specifically defined in Section 2.13 below (the “Permitted Uses and Improvements”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

1.         PURCHASE OF PROPERTY. Pursuant and subject to the terms of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Property (as described in paragraph 2.1), in consideration of the payment of the Purchase Price (as described in paragraph 2.4) and the respective promises of the parties set forth in this Agreement.

2.           BASIC TERMS.

2.1          PROPERTY. The “Property” shall mean (a) a spatial condominium unit to be created by Seller consisting of the Land, (b) all existing improvements on the Land (the “Improvements”), (c) all easements, rights of way and other rights, if any, appurtenant to the Land, (d) all of Seller’s rights in and to any existing governmental agency approvals and entitlements pertaining to the Land or the Improvements. The Property shall expressly exclude any personal property, supplies or equipment belonging to Seller (which Seller shall remove prior to closing). Buyer acknowledges that prior to Closing, Seller will establish a condominium project for Parcel 37 (the “Condominium Project”) that creates a separate unit containing the Property (the “Unit”) and such Unit shall be conveyed to Buyer at Closing.

2.2          BUYER. “Buyer” shall mean HARVEST AT KUMULANI CHAPEL, a Hawaii nonprofit corporation, or its permitted assignee as provided in paragraph 14.1, whose address is 6115 Arlington Avenue, Riverside, CA 92504.

2.3          SELLER. “Seller” shall mean MAUI LAND & PINEAPPLE COMPANY, INC., a Delaware corporation, whose address is 500 Office Road, Lahaina, Hawaii 96761.

2.4          PURCHASE PRICE. “Purchase Price” shall mean the total sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00).

2.5          TERMS OF PURCHASE.

(a)    The Initial Deposit.  An initial deposit of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) (the “Initial Deposit”) shall be delivered to Escrow Holder by Buyer within three (3) Business Days after the Effective Date. As used in this Agreement, a “Business Day” means any day on which the Bureau of Conveyances of the State of Hawaii (“Bureau”) is open for the recording of deeds.

(b)    The Extension Deposit(s). Within two (2) Business Days after delivery of an Entitlement Extension notice set forth in paragraph 3.4(b), Buyer shall deliver to Escrow Holder an additional deposit of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (each, an “Extension Deposit”) (the Initial Deposit and any and all Extension Deposits, upon delivery to Escrow Holder and including all interest earned thereon, each being a “Deposit” and collectively being the “Deposits”).

(c)    Maintenance and Release of the Deposits. Upon Buyer’s request, the Escrow Holder shall invest the Deposits in one or more federally-insured deposit accounts approved by Buyer. Buyer shall bear all costs of establishing and maintaining such accounts. Interest accrued on the Deposits shall be applied in the same manner as the Deposits. Upon the close of Escrow for this transaction (“Closing”), the Deposits shall be applied towards the Closing Price.

(d)    Release and Refundability of the Deposits. On the date on which Buyer issues its Acceptance Notice under paragraph 3.3(c) and such Acceptance Notice has been received by Seller (the “Acceptance Date”), Escrow Holder, upon Seller’s written request, shall disburse the Initial Deposit to Seller (and thereafter, any Extension Deposit(s)); provided, however that such Initial Deposit and any Extension Deposit(s) shall be refundable to Buyer until the expiration of the Permitting Period, as same may have been extended pursuant to this Agreement. If this Agreement terminates as a result of the failure of a Buyer condition precedent to Closing as set forth in paragraph 3 or in the event of casualty, condemnation or Default by Seller, or as otherwise expressly provided in this Agreement or for any other reason this Agreement is terminated in Buyer’s sole discretion, the Deposits, including all interest accrued thereon shall be refundable to Buyer, except where such failure of a condition precedent is solely and demonstrably the result of a breach by Buyer of its covenants, representations or warranties under this Agreement.

(e)    Cash at Closing.  The Closing Price, less the Deposits, plus Buyer’s share of closing costs, prorations, and fees and charges payable pursuant to this Agreement, shall be delivered to Escrow Holder as provided in paragraph 6.3. This transaction is not contingent on financing.

2.6          EFFECTIVE DATE. The effective date (“Effective Date”) of this Agreement shall be the date Seller and Buyer execute this Agreement.

2.7         INSPECTION PERIOD. The “Inspection Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. Hawaii Standard Time on the date 90 days after the later of the Effective Date or the date on which Seller delivers to Buyer all of the documents in its possession or control that are identified on the Document Inventory as set forth in Section 3.3(a), for Buyer to determine to Buyer’s satisfaction as provided in paragraph 3.3 whether the Property is acceptable to Buyer and suitable for Buyer’s planned development, ownership and operation of the Property.

2.8          CLOSING DATE. The “Closing Date” shall be the date designated by Buyer in its Notice to Proceed under paragraph 3.4(b), but in no event later than thirty (30) days after the Notice to Proceed.

2.9          ESCROW HOLDER. The “Escrow Holder” shall mean Title Guaranty Escrow Services, Inc., whose address is 225 Queen Street, Suite 500, Honolulu, HI 96813, Escrow Officer: Jeremy Trueblood (phone: (808) 521-0208; fax: (808) 521-0280; e-mail: jtrueblood@tghawaii.com).

2.10        TITLE COMPANY. The “Title Company” shall mean Title Guaranty of Hawaii, LLC, whose address is 225 Queen Street, Suite 500, Honolulu, HI 96813.

2.11       TITLE POLICY. The “Title Policy” shall mean an ALTA Extended Owner’s Policy of Title Insurance that the Title Company commits to issue to Buyer prior to the end of the Inspection Period with no exceptions or exclusions to coverage except for the easements reservations, covenants and exceptions as set forth in this Agreement and those set forth in schedule B (excluding, however, those Disapproved Exceptions Seller has agreed to cure pursuant to paragraph 3.1(b) below) on the Title Commitment (as hereinafter defined), unless otherwise expressly agreed to in writing by Buyer (“Permitted Exceptions”). The Permitted Exceptions shall include all matters shown on the Survey that are not Disapproved Exceptions that Seller has agreed to cure.

2.12        BROKERS. There are no brokers involved in this transaction and no commissions, finders fees or other like compensation shall be payable by Seller or Buyer to any third parties.

2.13       PERMITTED USES AND IMPROVEMENTS; RESTRICTIVE COVENANTS. As an essential inducement to Seller to enter into this Agreement, Buyer acknowledges and agrees that the Property is part of a planned development and a zoning project district, and the uses and improvements on the Property shall be perpetually limited to the following by way of restrictive covenants to be recorded on title the Property at Closing:

2.13.1    A church and ancillary buildings and spaces for non-commercial meetings and fellowship uses;

2.13.2    A privately operated preschool and associated areas for education, play, recreational activities, daycare center and related activities by students at the preschool;

2.13.3    One (1) dwelling unit located in a single structure, the interior area of which may not exceed 3,000 square feet in size (subject to Buyer’s right to add additional dwellings as set forth in this Agreement).

Buyer acknowledges that the restrictive covenants recorded at Closing will prohibit all other uses, improvements and activities of any kind, including without limitation additional residential dwellings, commercial, retail, restaurant, hotel and hospitality uses and improvements. The provisions of this paragraph 2.13 shall survive Closing.

3.           CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE. Buyer’s obligation to purchase the Property is subject to the satisfaction or waiver of all conditions set forth in this paragraph 3 below (which are for Buyer’s benefit) within the time periods specified.

3.1         TITLE CONDITION OF PROPERTY.

(a)    Within three (3) Business Days after the Effective Date, Seller shall deliver to Buyer a current preliminary report Parcel 37 (the “Preliminary Report”). Within sixty (60) days after the Effective Date, Seller shall deliver a survey-prepared map depicting the proposed boundaries and configuration of the Property (the “Survey”). On or before the expiration of the Inspection Period, Buyer shall secure from the Title Company a commitment to issue the Title Policy to Buyer at Closing in the amount of the Purchase Price (the “Title Commitment”). No later than ten (10) Business Days after Buyer’s receipt of the Preliminary Report and the Survey, Buyer may disapprove of any of the matters reflected in the Preliminary Report, the Title Commitment or the Survey by delivering written notice to Seller and Escrow Holder (the “Notice of Defect”) specifying each matter which is disapproved, if any, by Buyer (each a “Disapproved Exception”) and stating the reasons for each disapproval. If Seller does not receive a Notice of Defect from Buyer by such date, Seller shall notify Buyer via email to Josh Morris (joshm@harvest.org), Jonathan Laurie (jonathanl@harvest.org) and Richard Alleway (ralleway@mannadevelopment.com) and Buyer shall have three (3) additional Business Days from the date of that email to submit its Notice of Defect. Any matters reflected in the Preliminary Report, the Title Commitment or the Survey that Buyer does not disapprove in the Notice of Defect shall be deemed approved by Buyer. Buyer’s failure to deliver the Notice of Defect by such date shall be conclusively deemed to constitute Buyer’s approval of the Title Commitment and Survey (if any) and satisfaction of the title condition under this paragraph 3.1.

(b)    Within five (5) days after receiving the Notice of Defect, Seller shall deliver to Buyer and the Title Company notice as to whether Seller will cure or not cure each, or any, of the Disapproved Exception(s). Buyer’s failure to receive any notice from Seller within that 5‑day period shall be deemed to be notice to Buyer that Seller elected not to cure the Disapproved Exception(s). If Seller elects not to cure one or more Disapproved Exception(s), Buyer may terminate this Agreement prior to the expiration of the Inspection Period by written notice of termination to Seller and Escrow Holder, in which case Escrow Holder shall refund the Deposit to Buyer.

(c)    A Disapproved Exception shall be considered to have been cured by Seller if the Title Company agrees to issue the Title Policy to Buyer either without that Disapproved Exception being reflected as an exception to coverage under the Title Policy or noting such exception and providing an endorsement fully insuring over such noted exception. The cost of such endorsement shall be borne by Seller.

(d)    Notwithstanding the foregoing, Seller shall be obligated to discharge any mortgages, delinquent taxes, judgment liens, mechanics’ liens relating to work on the Property, and other monetary liens affecting the Property that are pre-existing or caused by Seller (other than governmental liens such as taxes and assessments not yet due) which are not solely and demonstrably the result of Buyer’s conduct or actions, or which affect a portion of Parcel 37 outside of the boundaries of the Property, and transfer the Property free from all tenants, encroachments, leases and licenses.

3.2       TITLE CONDITION OF THE UNIT. Promptly after Seller’s recordation of the Condominium Documents (as defined in paragraph 3.3(e) below), Escrow Holder shall promptly deliver a preliminary title report for the Unit (the “Unit Report”) and the updated Title Commitment (the “Unit Title Commitment”) to Buyer and thereafter Buyer shall have ten (10) Business Days to provide a Notice of Defect disapproving any matters shown in the Unit Report or Unit Title Commitment that were not shown in the Preliminary Report, Title Commitment or Survey that Buyer reviewed pursuant to Section 3.1. If Seller does not receive a Notice of Defect from Buyer by such date, Seller shall notify Buyer via email via email to Josh Morris (joshm@harvest.org), Jonathan Laurie (jonathanl@harvest.org) and Richard Alleway (ralleway@mannadevelopment.com) and Buyer shall have three (3) additional Business Days from the date of that email to submit its Notice of Defect. All matters in the Unit Report or Unit Title Commitment that Buyer does not so disapprove are deemed approved. Within five (5) days after receiving the Notice of Defect, Seller shall deliver to Buyer and the Title Company notice as to whether Seller will cure or not cure each, or any, of the Disapproved Exception(s). Buyer’s failure to receive any notice from Seller within that 5‑day period shall be deemed to be notice to Buyer that Seller elected not to cure the Disapproved Exception(s). If Seller elects not to cure one or more Disapproved Exception(s), or fails to respond within five (5) days, Buyer may within five (5) Business Days terminate this Agreement, in which case Escrow Holder shall refund the Deposit to Buyer.

3.3         DUE DILIGENCE AND CONDOMINIUM DOCUMENTS CONDITION.

(a)    Within five (5) days after the Effective Date, Seller shall deliver to Buyer all of the documents set forth on Exhibit B (the “Document Inventory”) that are in Seller’s possession or control. Deliveries may be by electronic transmission or establishment of an online data room or file site. During the Inspection Period, Buyer may conduct Buyer’s physical inspection of the Property. Buyer acknowledges that it is currently in possession of a portion of the Property known as the Existing Campus Property pursuant to the Ground Lease and as a result Buyer already has some knowledge about the Property.

(b)    Buyer shall have until 5:00 p.m. Hawaiian time on the last day of the Inspection Period to confirm, in Buyer’s sole and absolute discretion and Buyer’s sole expense, whether Buyer may feasibly acquire and use the Property for Buyer’s intended purpose. During the Inspection Period, Buyer shall have reviewed (or shall have had the opportunity to review) among other things: (i) the condition of the Property and all improvements thereon; (ii) the environmental, geological, soil and seismic conditions of the Property; (iii) all applicable laws, ordinances, conditions and requirements imposed by governmental bodies having jurisdiction over the Property or the development and use thereof, including zoning and land use characteristics of the Property; and (iv) the viability of the Property for Buyer’s intended uses, including as a church and preschool.

(c)    If before the end of the Inspection Period, Buyer, in its sole and absolute discretion, determines to accept the condition of, and purchase, the Property, Buyer shall notify Seller and Escrow Holder in writing of its unconditional acceptance of the Property (the “Acceptance Notice”). If Seller and Escrow Holder have not received an Acceptance Notice from Buyer before the end of the Inspection Period, or if Buyer’s Acceptance Notice is subject to any conditions not acceptable to Seller in its sole discretion, this Agreement shall terminate, Escrow Holder shall return the Deposits to Buyer (less its share of Escrow Holder fees), and the parties shall have no further obligations under this Agreement except for those that expressly survive termination. If Seller and Escrow Holder receive an Acceptance Notice before the end of the Inspection Period, this feasibility condition shall be conclusively deemed satisfied in all respects. Buyer’s issuance of the Acceptance Notice does not waive or limit Buyer’s right to terminate this Agreement during the Permitting Period as provided in Section 3.4 below.

(d)    No later than sixty (60) days after the Effective Date, Seller shall provide to Buyer initial drafts of the Condominium Documents (as defined in paragraph 3.2(e) below). Buyer shall have ten (10) Business Days after receipt of the Condominium Documents to provide written comments to Seller, and Seller and Buyer shall reasonably cooperate to agree on the final form of the Condominium Documents prior to the expiration of the Inspection Period. In the event Seller and Buyer are unable to reach an agreement on the final forms of the Condominium Documents prior to the expiration of the Inspection Period (as such period of time may be extended by agreement of Seller and Buyer), either party may terminate this Agreement by written notice to the other, and Escrow Holder shall return the Initial Deposit to Buyer (less its share of Escrow Holder fees), and the parties shall have no further obligations under this Agreement except for those that expressly survive termination.

(e)    No later than sixty (60) days after the Effective Date, Seller shall at its expense cause (a) a licensed surveyor to prepare a condominium map (based on the Survey of the Property) for the creation of the Unit as a separate condominium unit within Parcel 37, and (b) prepare the Declaration of Condominium Property Regime and Condominium Association Bylaws for the proposed condominium (collectively, the “Condominium Documents”) that Seller will record prior to Closing to create a condominium property regime pursuant to the Hawaii Condominium Property Act, Chapter 514B Hawaii Revised Statutes (the “Condominium”) in which the Property is a separate spatial condominium unit. The Condominium Documents shall be subject to review and approval by Buyer and shall include, among other things:

(i)    reserved rights and powers that Seller deems reasonably necessary to ensure its ability to unilaterally use, entitle, develop and or sell the remainder of Parcel 37 provided that such rights and powers do not materially interfere with the use of the Property by Buyer and do not alter or interfere any of Buyer’s improvements made thereat;

(ii)    the right (but not the obligation) of Seller to subdivide the Property from the remainder of Parcel 37 as a separate lot (the “Subdivision”). Seller shall bear the costs of the Subdivision, provided that Buyer shall bear the costs of any required improvements or other actions that primarily benefit the Property. In case Seller initiates a Subdivision, Buyer shall cooperate reasonably in the processing of the Subdivision and shall, upon final approval of the subdivision, cooperate in the termination of the Condominium and such conveyances as are necessary to vest Buyer and Seller with fee title to their resulting lots, free and clear of any mortgages or other monetary liens incurred by the other, all at no out-of-pocket cost to Buyer, except as expressly set forth below. This means, among other things, that if Buyer has a mortgage loan Buyer must at its expense secure it’s lender’s agreement to modify the mortgage to reflect the conversion of the Property from a condominium unit to a lot.

(f)    Promptly after Seller’s receipt of Buyer’s Notice to Proceed (as defined in paragraph 3.4(c) below), Seller shall record the Condominium Documents and register the Condominium with the Real Estate Commission of the State of Hawaii, and secure an effective date for a Developer’s Public Report for the Condominium Project or the unit comprising the Property (“DPR”). Upon issuance of the effective date for the DPR, Buyer shall execute such documentation as Seller reasonably requires and Buyer reasonably approves so as to confirm Buyer’s affirmation of this Agreement and Buyer’s waiver of any cancellation rights.

3.4         ENTITLEMENT CONDITION.

(a)    No later than seven hundred thirty (730) days after the Effective Date (the “Permitting Period”), Buyer shall at its expense file and pursue an application (the “Entitlement Application”) with the Planning Department of the County of Maui (the “Planning Department”) any and all discretionary permits and approvals required for development, use and operation of the Permitted Uses and Improvements (the “Entitlements”). Seller shall provide any owner’s authorization that the Planning Department requires for such application, and upon Buyer’s written request, Seller shall cooperate with Buyer’s efforts to obtain the Entitlements at no material cost or liability to Seller. Buyer shall (i) upon Seller’s written request, apprise Seller of all material steps and developments in Buyer’s Entitlement Application and pursuit of the Entitlements, (ii) exercise good faith efforts to inform Seller in advance of all meetings or discussions regarding the Entitlements between Buyer (or its consultants) and government officials, and (iii) afford Seller the opportunity to participate in them provided such participation does not interfere with Buyer’s ability to obtain the Entitlements as reasonably determined by Buyer. Buyer shall be solely responsible for satisfying at Buyer’s expense any requirements or conditions of the Entitlements, and Buyer shall not have the right or power to bind Seller to comply with any such requirements or conditions without Seller’s prior written consent. If any requirements or conditions of the Entitlements are proposed that would impose obligations on Seller or lands owned by Seller other than the Land such conditions shall be subject to Seller’s approval in its sole discretion.

(b)    Buyer shall have the right to extend the Permitting Period up to three (3) times for consecutive periods of sixty (60) days each (each, an “Entitlement Extension”), provided that Buyer shall have delivered written notice to Seller of Buyer’s Entitlement Extension prior to the expiration of the Permitting Period, and within two (2) Business Days of each Buyer’s Entitlement Extension election, Buyer shall deposit FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) with Escrow Holder (each, an “Extension Deposit”).

(c)    Prior to the expiration of the Permitting Period, as may be extended, Buyer shall deliver to Seller and Escrow either written notice to proceed with the transaction described in this Agreement (“Notice to Proceed”), or written notice to terminate this Agreement, and in such instance this Agreement shall terminate and the Deposit shall be fully refunded to Buyer, less its share of Escrow Holder’s fees. The Notice to Proceed shall designate the intended Closing Date for this transaction, which shall be no later than thirty (30) days after Seller’s receipt of the Notice to Proceed.

(d)    At any time prior to final approval of the Entitlements, Buyer may terminate this Agreement by written notice to Seller and Escrow Holder if Buyer determines in its sole discretion that it is unable or unlikely to secure the Entitlements on terms and conditions acceptable to Buyer. In addition, if Buyer has not secured final approval of the Entitlement Conditions by the Entitlement Deadline, as may be extended, either Buyer or Seller may terminate this Agreement by written notice to the other and Escrow Holder. In case of any termination under this paragraph Buyer’s Deposit shall be released to Buyer in full, including the Extension Deposits, with accrued interest (and less its share of Escrow Holder’s fees), and neither party shall have any further obligation under this Agreement except for obligations that expressly survive termination. Seller and Buyer acknowledges that in the event this Agreement is terminated, the Ground Lease shall not be terminated and shall continue in full force and effect.

(e)    Buyer shall be solely responsible for all costs of pursuing and securing the Entitlements. In the event Seller is named as a party in any administrative procedure or litigation regarding the Entitlement Application or Entitlements, Buyer shall defend, indemnify and hold Seller harmless from and against any claims, costs, losses or liabilities in such actions, using counsel reasonably acceptable to Seller.

4.           OPERATION OF PROPERTY.

4.1         EXISTING OPERATIONS. Prior to Closing, and subject to the Ground Lease, Seller may use, operate, lease and license portions of the Property, provided that any leases or licenses shall terminate prior to or at Closing and provided that the Property shall not be adversely affected in any way.

5.           CONDITIONS PRECEDENT TO CLOSING.

5.1        CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE. Subject to the notice and cure provisions set forth in paragraph 7.2 below, Seller’s obligation to sell the Property is subject to the satisfaction (or waiver) of all conditions set forth below (which are for Seller’s benefit) within the time periods specified.

5.1.1    PERFORMANCE OF COVENANTS. Buyer shall have complied in all material respects with the terms and provisions of this Agreement.

5.1.2    DELIVERY OF DOCUMENTS. Buyer shall have signed, acknowledged and delivered all monies, documents, and instruments to Seller and to Escrow Holder as required by this Agreement.

5.1.3    NO BREACH OF REPRESENTATIONS OR WARRANTIES. There shall be no material breach of Buyer’s representations and warranties set forth in paragraph 11.6.

5.2        CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE. Subject to the notice and cure provisions set forth in paragraph 7.2 below, Buyer’s obligation to purchase the Property is subject to the satisfaction (or waiver in writing) of all conditions set forth below (which are for Buyer’s benefit) within the time periods specified.

5.2.1    PERFORMANCE OF COVENANTS. Seller shall have complied in all material respects with the terms and provisions of this Agreement.

5.2.2    DELIVERY OF DOCUMENTS. Seller shall have signed, acknowledged and delivered all monies, documents, and instruments to Seller and to Escrow Holder as required by this Agreement.

5.2.3    NO BREACH OF REPRESENTATIONS OR WARRANTIES. There shall be no material breach of Seller’s representations and warranties set forth in paragraph 11.5.

5.2.4    ISSUANCE OF TITLE POLICY. The Title Company shall be irrevocably and unconditionally prepared to issue the Title Policy to Buyer as of Closing in the form agreed upon by the parties prior to the expiration of the Inspection Period, and as updated in the Unit Title Commitment form agreed to in paragraph 3.2(a).

5.2.5    CONDITIONS IN PARAGRAPH 3 SATISFIED OR WAIVED. The conditions in paragraph 3 have been satisfied, waived, or deemed waived.

6.           CLOSING.

6.1         THE CLOSING.

(a)    Subject to satisfaction of all conditions precedent to Closing, including those set forth in paragraph 5, the Closing and Close of Escrow shall occur on the Closing Date identified in paragraph 2.8.

(b)    The term “Closing Date” as used in this Agreement means the day and time the Limited Warranty Deed is recorded by the Escrow Holder in the Bureau. The terms “Close of Escrow” and “Closing” is used in this Agreement to mean the consummation of the transactions contemplated herein.

6.2         SELLER’S CLOSING OBLIGATIONS. On or before 12:00 p.m. on the second Business Day immediately before the anticipated Close of Escrow, Seller shall deliver to Escrow Holder, each duly executed by Seller and where required acknowledged:

(a)    The Condominium Documents, unless previously recorded.

(b)    The Limited Warranty Unit Deed with Reservations, Power of Attorney and Covenants in a form attached as Exhibit C (the “Limited Warranty Unit Deed”) conveying the Property to Buyer subject only to the Permitted Exceptions;

(c)    A recordable Memorandum of Post-Closing Agreements and Obligations in the form attached as Exhibit D (the “Memorandum”) that documents the post-closing provisions of this Agreement, including, but not limited to, the post-closing agreements set forth in paragraph 8.

(d)    Seller’s Closing Certificate in the form attached as Exhibit E (the “Closing Certificate”);

(e)    The Declaration of Covenants, Conditions and Restrictions with Authorization of Permitted Uses and Improvements Use in the form attached hereto as Exhibit F (the “Declaration of Covenants, Conditions and Restrictions”) by which, among other things, Seller allocates to the Property the rights necessary to undertake the Permitted Uses and Improvements, prohibits all other uses and improvements, and restricts all structures at the Property to a maximum height of thirty (30) feet above existing or finish grade, whichever is lower;

(f)    The Termination of the Ground Lease in the form attached as Exhibit G;

(g)    A certificate of Seller in the form required of an entity transferor as set forth in Section 1.1445-2(b)(2)(iii) of the Regulations under Section 1445 of the Internal Revenue Code of 1986 and a certificate of exemption from the withholding of tax on the disposition of Hawaii real property (Form N-289);

(h)    Any additional funds and/or instruments (signed and acknowledged by Seller, if appropriate) as may be necessary to comply with this Agreement; and

(i)    Any title affidavit reasonably required by the Title Company in order to deliver the Title Policy in accordance with the terms hereof, in form that Seller agreed to deliver during the Inspection Period.

6.3          BUYER’S CLOSING OBLIGATIONS. On or before 12:00 p.m. on the second Business Day immediately before the anticipated Closing Date, Buyer shall deliver to Escrow Holder:

(a)    Cash or other immediately available funds equal to that amount provided for in paragraph 2.5(e). The cash or its equivalent must be by direct deposit or by wire transfer of funds actually made in Escrow Holder’s depository bank account by 1:00 p.m. on the second Business Day immediately before the anticipated Closing Date;

(b)    Any additional funds and/or instruments (signed and acknowledged by Buyer, if appropriate) as may be necessary to comply with this Agreement; and

(c)    Executed counterpart of the documents delivered by Seller under paragraph 6.2 that require Buyer’s signature.

6.4          TITLE POLICY.

(a)    As of the Close of Escrow, the Title Company shall issue and deliver to Buyer, the Title Policy with liability in the amount of the Closing Price, insuring title to the Property vested in Buyer, subject only to the Permitted Exceptions. Subject to the following paragraph, Seller and Buyer shall each pay one half of the premium for the Title Policy.

(b)    If Buyer desires any special endorsements to the coverage provided by the Title Policy (including, without limitation, extended ALTA coverage), Buyer shall obtain a commitment therefor prior to the expiration of the Inspection Period and shall pay for these endorsements and coverage, including the cost of any ALTA survey that Buyer secures during the Inspection Period. The issuance of the endorsements and/or coverage shall not unduly delay the Closing or extend the Inspection Period.

(c)    After the Close of Escrow and issuance of the Title Policy, except for breaches of warranties of title in the Limited Warranty Unit Deed, the issuance of the Title Policy shall be in lieu of any express or implied warranty of Seller concerning title to the Property. The provisions of this paragraph 6.4 shall survive any termination of this Agreement.

7.           TERMINATION OF THIS AGREEMENT.

7.1        If Escrow fails to close as of 5:00 p.m. on the Closing Date, either party may terminate this Agreement and Escrow shall terminate and cancel without further action by Escrow Holder or any party and notwithstanding any provision contained in Escrow Holder’s general provisions (the “General Provisions”), and the Deposits shall be refunded to Buyer in full if the failure of closing is not due to a Default by Buyer. Termination of this Agreement and cancellation of Escrow, as provided in this paragraph, shall be without prejudice to whatever legal rights Buyer or Seller may have against each other arising from this Agreement.

7.2        If any condition or performance is not satisfied or waived within the time period and in the manner set forth in this Agreement (“Default”), then the party for whose benefit the condition or performance exists may terminate this Agreement after providing five (5) Business Days written notice and opportunity to cure to the other party and the failure of such party to satisfy or cure such Default (except that in the event the nature of such Default requires longer than five (5) Business Days to cure, then the cure period shall be extended, together with the Closing Date, if applicable, for such reasonable period of time as agreed upon by the parties to allow such party to diligently complete its cure of same). Notwithstanding the foregoing, in the event of a Default by failing to close on the Closing Date, there shall be no cure period.

7.3         If either party elects to terminate this Agreement pursuant to a right to do so hereunder, then each of the following shall occur, and upon completion thereof this Agreement shall terminate: Escrow shall be deemed automatically cancelled regardless of whether cancellation instructions are signed; neither party shall have any further obligation to the other under this Agreement (except under paragraphs 12.1 and 12.2 which shall survive termination of this Agreement); all rights granted to Buyer under this Agreement and in the Property shall terminate, except as provided to the contrary in paragraph 7.6 (concerning Buyer’s right to pursue all remedies at law or in equity, including specific performance); and, except as provided to the contrary in paragraph 7.5 (concerning Seller’s right to retain the Deposit(s) as liquidated damages), Escrow Holder shall return all funds and documents then held in Escrow to the party depositing the same and Seller shall promptly return any funds and documents paid or delivered to Seller by Escrow Holder or by Buyer outside of Escrow.

7.4        If the Escrow fails to close solely and demonstrably because of either party’s default, the defaulting party shall be liable for all Escrow cancellation and Title Company charges. If Escrow fails to close for any other reason, Buyer and Seller shall each pay one half of any Escrow cancellation and Title Company charges. The provisions of this paragraph 7 shall survive any termination of this Agreement.

7.5         SUBJECT TO PARAGRAPH 7.2, IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT OR OTHERWISE DEFAULTS HEREUNDER FOR ANY REASON OTHER THAN SELLER’S DEFAULT (AS EVIDENCED BY WRITTEN NOTICE FROM BUYER TO SELLER AND ESCROW HOLDER) AND/OR THE NONSATISFACTION OF THE CONDITIONS TO BUYER’S PERFORMANCE SET FORTH IN PARAGRAPHS 5.2.1, 5.2.2, 5.2.3 AND 5.2.4 ABOVE OR FOR OTHER REASON PERMITTED UNDER THIS AGREEMENT, SELLER SHALL BE RELEASED FROM ALL OF ITS OBLIGATION UNDER THIS AGREEMENT, ESCROW HOLDER SHALL IMMEDIATELY DELIVER THE DEPOSIT(S) (THEN HELD BY ESCROW HOLDER) TO SELLER, AND SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT(S) PREVIOUSLY RELEASED TO SELLER AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY. THE PARTIES EXPRESSLY AGREE THAT THE AMOUNT OF THE DEPOSITS RELEASED PURSUANT HERETO IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH SELLER WOULD BE DAMAGED BY BUYER’S FAILURE TO COMPLETE THIS PURCHASE AND, IN LIGHT OF THE DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING SELLER’S ACTUAL DAMAGES, SHALL BE SELLER’S EXCLUSIVE REMEDY FOR DAMAGES BY REASON OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY OR OTHERWISE DEFAULTS UNDER THIS AGREEMENT.

7.6         Subject to paragraph 7.2, if a Seller Default should occur, Buyer shall be entitled to all remedies in law or equity, including without limitation, to either (1) assert and seek judgment against Seller for specific performance of this Agreement, or (2) terminate this Agreement by written notice to Seller and the Escrow Company, in which event the Deposit shall be returned to Buyer. If Buyer elects to terminate this Agreement per this paragraph 7.6, Seller shall pay for Buyer’s actual out-of-pocket Due Diligence costs, in an amount not to exceed $125,000.00.

8.           POST-CLOSING AGREEMENTS.

8.1         OPTION TO PURCHASE RIGHT TO CONSTRUCT ADDITIONAL DWELLINGS. Up to five (5) years after Closing (the “Option Deadline”), Buyer shall have the option to purchase the right to construct up to three (3) additional dwellings or residential units no greater than 3,000 square feet in size each, on the Property (the “Option”). The purchase price for the Option shall be TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) per residential unit (the “Option Purchase Price”). To exercise the Option, Buyer shall provide written notice to Seller, prior to the expiration of the Option Deadline, notifying Seller of the number of residential units Buyer desires to construct. Buyer may receive credit up to $500,000 off the Option Purchase Price for improvements to the Property that provide benefit to Seller’s adjacent lands, the determination of which shall be in Seller’s sole but reasonable discretion. Upon payment of the Option Purchase Price and approval by Seller, the parties shall execute an amendment to the Declaration of Covenants, Conditions and Restrictions to allow such additional residential uses.

8.2       OPERATION OF PRESCHOOL. Within two (2) years of Closing, Buyer shall have the obligation to commence operation of a preschool serving a similar local clientele and an equal or greater number of students as the current existing Kapalua Preschool. The terms and conditions of Buyer’s obligation to construct and commence operation of a preschool shall be further defined in the post-closing agreement, which shall be negotiated prior to the expiration of the Inspection Period. Buyer acknowledges that at a minimum it will be obligated to commence operations within two (2) years of Closing.

8.3         SELLER’S RIGHT OF FIRST REFUSAL TO PURCHASE THE PROPERTY. Seller shall have a right of first refusal to purchase the Property in the event Buyer elects to sell the Property as set forth in this Section 8.3, which shall survive Closing.

8.3.1    In the event Buyer receives a bona fide offer from a third party to purchase the Property, and Buyer intends to accept such offer, Buyer shall notify Seller of such offer and deliver a copy of the offer to Seller, or in the event Buyer has submitted a counter-offer to such third party and the counter-offer has been accepted by such third party, Buyer shall deliver to Seller a copy of the accepted counter-offer. Upon receipt of the third party offer and/or counter-offer, which shall specify the purchase price and the material financial terms of the proposed transaction and the proposed closing date (the “Offer”), Seller will have the right and option to purchase the Property on the same terms and conditions as set forth in the third party offer or counter-offer, if applicable (the “Right of First Refusal”).

8.3.2    If Seller desires to exercise the Right of First Refusal, Seller shall deliver written notice to Buyer of its election to purchase the Property pursuant to the Offer, no later than 5:00 p.m. HST on the tenth (10th) Business Day following the date Seller receives the Offer from Buyer (the “ROFR Notice”). If Seller delivers the ROFR Notice within the time period provided, the parties shall proceed to close the purchase of the Property in accordance with the Offer, and Buyer shall not sell the Property to any third party. If Seller fails to timely deliver the ROFR Notice, or elects not to purchase the Property, Buyer shall be free to sell the Property to the third party on the Offer terms; provided, however, that if the Property is not sold to such third party in accordance with the Offer, or if the terms of the Offer materially change to be more favorable to the third party (e.g., a reduced purchase price (i.e., reduced by at least 5%) or an agreement by Buyer to provide seller financing), Buyer shall again provide Seller with a copy of the revised Offer and Seller shall again have a right to exercise its Right of First Refusal at the revised Offer terms in accordance with this paragraph 8.3.2. but within a period of five (5) Business Days following delivery of the revised Offer to Seller.

8.3.3    Closing Procedure. If Seller (as buyer) exercises the Right of First Refusal, the terms and conditions of the closing of the sale of the Property to Seller (as buyer) (the “ROFR Closing”) shall be as follows:

(a)    Escrow. Seller (as buyer) will establish an escrow to close the sale of the Property with Escrow Holder.

(b)    Title Commitment. Seller (as buyer) will request that Title Company, issue to Seller (as buyer) a title commitment covering title to the Property (the “ROFR Title Commitment”) within ten (10) Business Days following the date that Seller (as buyer) gives to Buyer (as seller) the ROFR Notice, at Seller’s sole cost.

(c)    Title Objections. Within ten (10) Business Days following receipt of the ROFR Title Commitment, Seller (as buyer) may notify Buyer (as seller) in writing of any exceptions set forth in the ROFR Title Commitment which are unacceptable to Seller (as buyer) (the “ROFR Title Objections”). Within ten (10) Business Days after Buyer (as seller) receives any ROFR Title Objections, Buyer (as seller) will notify Seller (as buyer) in writing whether Buyer (as seller) will (a) cause the removal or discharge of each of the ROFR Title Objections on or prior to the ROFR Closing, (b) arrange for the Title Company to insure over such ROFR Title Objections to the satisfaction of Seller (as buyer), or (c) not take any action to remove, discharge or insure over such ROFR Title Objections. If Buyer (as seller) is unable or unwilling to eliminate or modify any or all of the ROFR Title Objections to the reasonable satisfaction of Seller (as buyer), Seller (as buyer) may proceed with the purchase of the Property subject to the ROFR Title Objections or withdraw and cancel its exercise of the Right of First Refusal, by delivering written notice thereof to Buyer (as seller) within five (5) days after Seller (as buyer) receives written notice from Buyer (as seller) of Buyer’s (as seller) decision to not cure any or all of ROFR Title Objections. If Seller (as buyer) withdraws or cancels its exercise of the Right of First Refusal as a result of Buyer’s (as seller) decision not to cure, Buyer (as seller) shall have one (1) year from Buyer’s (as seller) receipt of notice thereof to sell all or a portion of the Property to a third party on the same (or more favorable to Buyer (as seller)) terms and conditions accepted by Seller (as buyer) and subject to Buyer’s (as seller) position on the ROFR Title Objections. For avoidance of doubt, in such third party transaction Buyer (as seller) shall not remove, discharge or insure over any ROFR Title Objections raised by Seller (as buyer) which Buyer (as seller) elected not to cure.

(d)    ROFR Closing Date. The closing date for the sale of the Property to Seller (as buyer) shall be such date as shall be selected by Seller (as buyer), but in any event shall not be more than thirty (30) days following Seller’s (as buyer) receipt of the ROFR Title Commitment (the “Closing Date”).

(e)    Tax-Deferred Exchange; ROFR Closing Extension. Either party may incorporate in the sale or acquisition of the Property as an Exchange. Both parties agree to reasonably cooperate with the other party to permit such party to accomplish the Exchange, but at no additional expense or liability to the other party for the Exchange, and with no delay in the ROFR Closing. Buyer’s (as seller) and Seller’s (as buyer) cooperation will include, without limitation, executing such supplemental documents as either party may reasonably request. Seller (as buyer) shall have three (3) options to extend the ROFR Closing Date by up to thirty (30) days each (i.e., up to ninety (90) days).

(f)    Closing Costs. Closing costs for the sale of the Property to Seller (as buyer) will be allocated and borne as follows:

(i)    Buyer’s (as seller) Closing Costs. Buyer (as seller) shall be responsible for (i) Buyer’s (as seller) own legal fees, (ii) the costs of standard owner’s title policy for Seller (as buyer), (iii) one -half of conveyance taxes, (iv) one-half of all recording fees, (v) one-half of all Escrow Holder fees, and (vi) any other fees and expenses not specifically mentioned herein and customarily paid by sellers in Hawaii real estate transactions.

(ii)    Seller’s (as buyer) Closing Costs. Seller (as buyer) shall be responsible for (i) Seller’s (as buyer) own legal fees, (ii) the costs any additional endorsements to the standard owner coverage under Seller’s (as buyer) title policy and any Title Company fees required for Buyer to provide the ROFR Title Commitment, (iii) one-half of conveyance taxes, (iv) one-half of all recording fees, (v) one-half of all Escrow Holder fees, and (vi) any other fees and expenses not specifically mentioned herein and customarily paid by buyers in Hawaii real estate transactions.

(g)    Title. At the ROFR Closing, Buyer (as seller) will convey via limited warranty unit deed to Seller (as buyer) good, marketable and insurable title to the Property, free and clear of all mortgages, debts, monetary liens and security interests.

(h)    Prorations. Real property taxes and assessments will be prorated as of the ROFR Closing.

8.4       NO OPPOSITION. Buyer shall not oppose or contest Seller’s permitting and government approvals of Seller’s adjacent and nearby lands and projects within the Kapalua Resort so long as such permitting or approvals do not require any material alterations to be made to the Property or the Improvements or prevent Buyer from using the Property for the Permitted Uses. In the event Buyer shall breach this obligation, Seller shall have the right to sue only for actual damages and a preliminary and/or permanent injunction.

8.5          SURVIVAL. The provisions of this paragraph 8 shall survive Closing. The post-closing agreements set forth in this paragraph 8 shall be memorialized in the Memorandum.

9.           GENERAL ESCROW PROVISIONS.

9.1          ESCROW INSTRUCTIONS. This Agreement when signed by Buyer and Seller shall also constitute Escrow Instruction to Escrow Holder.

9.2         OPENING OF ESCROW. Escrow Holder shall notify Buyer and Seller in writing of the date of receipt of this fully executed Agreement.

9.3       GENERAL PROVISIONS. Notwithstanding anything to the contrary in this Agreement, the General Provisions of Escrow Holder, if any, which are either attached to this Agreement or later signed by the parties, are incorporated herein by reference to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between the provisions of those General Provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control. If any requirements relating to the duties or obligations of the Escrow Holder are unacceptable to the Escrow Holder, or if the Escrow Holder requires additional instructions, the parties agree to make any deletions, substitutions and additions as counsel for Buyer and Seller shall mutually approve and which do not materially alter the terms of this Agreement. Any supplemental instructions shall be signed only as an accommodation to Escrow Holder and shall not be deemed to modify or amend the rights of Buyer and Seller, as between Buyer and Seller, unless these supplemental instructions expressly so provide.

9.4        PRORATIONS. Except for taxes, utilities and other charges and assessments paid by Buyer under the Ground Lease and accruing prior to the Closing Date, all real property taxes, rents, utilities, assessments, and maintenance charges for the Property shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Rent under the Ground Lease shall be prorated as of that date and time as well. Until such time as the County of Maui commences separate assessments of the units in the Condominium any post-Closing real property tax assessments of the Unit shall be allocated between Seller and Buyer based on Seller’s and Buyer’s mutually agreed upon reasonable determination, provided that if the County assesses or taxes the land comprising the Property based on a different classification or use than the remainder of Parcel 37 (including the imposition of any rollback tax) then Buyer shall be responsible for the taxes thus assessed. This paragraph 9.4 shall survive closing.

9.5        PAYMENT OF CLOSING COSTS. Seller and Buyer shall share equally the fees of Escrow Holder and the conveyance tax. Seller and Buyer shall each pay one half of the base premium of the Title Policy (excluding endorsements and extended coverage) in the amount of the Purchase Price. Seller shall pay all recording fees. Buyer shall pay all premiums for the Title Policy in excess of the base premium. Each party shall pay its own attorneys’ fees. There are no brokerages commissions or fees payable in connection with Closing.

9.6          ESCROW HOLDER AUTHORIZED TO COMPLETE BLANKS. If necessary, Escrow Holder is authorized to insert the Closing Date as the date of the Limited Warranty Deed.

9.7         RECORDATION AND DELIVERY OF DOCUMENTS. When Buyer and Seller have satisfied their respective closing obligations under paragraphs 6.2 and 6.3 and each of the conditions under paragraphs 3 and 5 have either been satisfied or waived, Escrow Holder shall cause the Limited Warranty Unit Deed and all other Closing documents requiring recordation to be recorded with the Bureau, in a manner so that the Title Company is in a position to issue the Title Policy as provided in paragraph 6.4(a). Immediately after the Close of Escrow, Escrow Holder shall deliver to Seller and to Buyer all documents and funds to which each is entitled. As soon as practicable after recordation, Escrow Holder shall deliver a copy of all documents recorded through escrow. Escrow Holder is authorized to insert the Closing Date as the date of all documents delivered or recorded at Closing.

10.         BROKERAGE COMMISSIONS. It is understood that there are no brokers involved in this transaction. Each party shall indemnify and hold the other harmless from and against all liabilities, costs, damages, and expenses, including without limitation attorneys’ fees, resulting from or arising out of any claims for finder’s fees or commissions arising out of any contract or commitments made by or through the indemnifying party.

11.         CONDITION OF PROPERTY/REPRESENTATION AND WARRANTIES.

11.1       CONDITION OF PROPERTY. Except as otherwise provided herein, Buyer agrees (a) that it is purchasing the Property on an “AS IS” basis and based on its own investigation of the Property, (b) that Seller has made no warranty, representation or guarantee, expressed, implied or statutory, written or oral, including, without limitation, any implied warranty of merchantability or fitness for any purpose or of reasonable workmanship, concerning the Property or any of the improvements located thereon or therein, and (c) that Seller has made no warranty, representation or guarantee as to any government limitation or restriction, or absence thereof, pertaining to the Property, or as to the presence or absence of any latent defect, subsurface soil condition, environmental condition, hazardous substance, toxic waste or any other matter pertaining to the physical condition of the Property (collectively, the “Property Conditions”). The entire risk as to the quality and performance of the Property and Buyer’s use of the Property is with Buyer, and if the Property proves defective following the Closing Date, Buyer, and not Seller, assumes the entire risk and costs of all necessary servicing, curing, correcting, or repair of the defects. In making its decision to purchase the Property, Buyer represents that it has had sufficient opportunity to review, investigate, study and conduct tests on the Property and that it has relied solely upon its investigation of the Property and the Closing Certificate. Except as otherwise provided herein, and in the Closing Certificate, all of Seller’s statements, whenever made, are made only as an accommodation to Buyer and are not intended to be relied or acted upon in any manner by Buyer. All documents, records, agreements, writings, statistical and financial information and all other information (together “Documents”) which have been given to Buyer by Seller have been delivered in good faith as an accommodation to Buyer and without any representation or warranty as to the accuracy, enforceability, or assignability of any of the Documents, all of which Buyer relies on at its own risk. Buyer acknowledges that Seller has made no representation regarding the availability of, or amount of, any fee, assessment, or cost relating to the development, construction, occupancy or ownership of the Property. Seller has not made any representation, warranty or guarantee as to any land use controls or other laws, rules, and regulations of any governmental agency having jurisdiction applicable to the Property. Buyer shall be solely responsible for complying with all land use and environmental controls and other laws, rules, and regulation, including without limitation, those pertaining to hazardous substances and toxic wastes.

11.2        ADDITIONAL DISCLAIMERS. Without limiting the other provisions set forth in this paragraph 11, Buyer acknowledges and agrees to the following:

(a)    Buyer acknowledges that (i) the Property is or may be located adjacent to or in the vicinity of various construction activities, including, but not limited to, ongoing residential and commercial and related construction (collectively, the “Development Activities”), (ii) these Development Activities may result in noise, dust, vibration and other nuisances, disturbances or hazards to Buyer and to persons and property on or within the Property; (iii) no representations or warranties are made by Seller or any of its affiliated companies, their respective employees or agents concerning plans, or the absence of plans, by Seller or others for future development of adjacent or nearby properties, and any plans for the future development of adjacent and nearby properties are subject to change in the sole and absolute discretion of Seller; and (iv) Seller makes no representations regarding the view from the Property or any view easements or rights, and the views from the Property are not guaranteed and may be altered, diminished, eliminated or blocked entirely by the future development of adjacent or surrounding properties (items (i) through (iv) are hereinafter collectively called the “Development Effects”).

(b)    Buyer acknowledges that the Property is adjacent to, nearby or in the vicinity of lands being, or which in the future may be, actively used for the growing, ranching, harvesting and processing of livestock and agricultural products (such activities being herein collectively called the “Agricultural Activities”), which activities may from time to time bring upon the Project or result in surface water runoff, noise, soot, smoke, dust, light, heat, vapors, odors, chemicals, vibrations, insect pests, agricultural chemicals, particulates and similar substances and nuisances (collectively, the “Agricultural By-Products”). Buyer hereby assumes complete risk of and forever releases Seller from all claims for damages (including, but not limited to, consequential, special, exemplary and punitive damages) and nuisances occurring on the Lot or elsewhere in the Project and directly arising out of any Agricultural Activities or Agricultural By-Products. Without limiting the generality of the foregoing, Buyer hereby, with full knowledge of its rights, forever: (i) waives any right to require Seller, and releases Seller from any obligation, to take any action to correct, modify, alter, eliminate or abate any Agricultural Activities or Agricultural By-Products, and (ii) waives any right to file any suit or claim against Seller for injunction or abatement of nuisances. Buyer hereby agrees that any Agricultural Activities or Agricultural By-Products, and any claim, demand, action, loss, damage, liability, cost or expense arising therefrom, shall not constitute a breach of any covenant or warranty of Seller under this Agreement or be the basis for a suit or other claim for injunction or abatement of nuisances, and Buyer hereby forever waives any right to file any such suit or claim.

11.3        RESERVATION OF EASEMENTS AND OTHER RIGHTS. Without limiting the other provisions set forth in this paragraph 11, Buyer and Seller acknowledge and agree to the following:

(a)    Buyer acknowledges the Property may be subject to existing drainage and flowage from adjacent and nearby properties.

(b)    The Limited Warranty Unit Deed shall subject the Property to such other easements as, prior to the end of the Inspection Period, Seller has granted, reserved, or reserves, the right to grant at Seller’s sole discretion.

(c)         Seller agrees that Buyer shall have the right to construct an easement road in the approximate location depicted on Exhibit A-1 attached hereto (or in such other location as is mutually acceptable to Seller and Buyer), at Buyer’s expense. During the Inspection Period the parties shall mutually agree on the form of a grant of non-exclusive easement for such road.

11.4       ASSUMPTION OF RISK AND WAIVERS. Buyer represents and warrants to Seller that Buyer, in Buyer’s sole discretion, has determined that the benefits of owning and enjoying the Property outweigh the risks of the Property Conditions. Buyer hereby covenants and agrees to assume all risks of impairment of Buyer’s use and enjoyment of the Property, loss of market value of the Property, and property damage or personal injury arising from the Property Conditions. Upon Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions and the effect of the Property Conditions, may not have been revealed by Buyer’s investigations; and Buyer, upon Closing, shall be deemed to have waived, relinquished, and released Seller (and Seller’s respective officers, directors, shareholders, members, managers, employees, and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and its officers, directors, shareholders, members, managers, employees, and agents) at any time by reason of or arising out of any latent or patent defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental or zoning laws), the Property Conditions, and any and all other acts, omissions, events, circumstances, or matters regarding the Property. Buyer agrees that should any clean-up, remediation, or removal or hazardous substances or other environmental conditions on the Property be required after the date of Closing, such clean-up, removal or remediation shall be the responsibility of and shall be performed at the sole cost and expense of Buyer.

11.5        REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that as of the Effective Date, the last day of the Inspection Period and the Closing:

(a)    Seller is the owner of the Property and has the legal right, power, capacity and authority to execute this Agreement and perform all of the obligations of Seller under this Agreement. This Agreement is the valid, binding and enforceable obligation of Seller. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller has been taken and such action has not been rescinded or modified. Each person signing this Agreement on behalf of Seller is duly authorized and empowered to do so.

(b)    Seller is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Seller’s right to enter into and carry out this Agreement.

(c)    To Seller’s actual knowledge, without inquiry, (1) Seller has not received written notice from any governmental authority asserting that there are uncured violations of any law, ordinance, order or requirement of any governmental authority with respect to the Property, (2) Seller has no specific knowledge of any such uncured violations (with the caveat that many of the existing Improvements at the Property are old and pre-date current laws and codes, such that Seller cannot make any assurance that they are compliant), and (3) there are no actions, suits or proceedings, pending or threatened, before any judicial body or any governmental authority or any other writ, injunction, decree, or demand of any court or governmental authority concerning the Property.

(d)    Seller has not received any uncured written notice from any applicable governmental authority that the Property is not in substantial compliance with any federal, state or local statute, ordinance, rule, regulation, requirement or code relating to the ownership, use and operation of the Property.

(e)    The representations and warranties of Seller set forth in paragraph 11.5 as remade by the certificate of Seller to be delivered to Buyer at Closing shall survive Closing for a period of twelve (12) months.

(f)    Other than this Agreement and any agreements disclosed in the Preliminary Report or by Seller during the Inspection Period, there are no contracts for sale or options to purchase or any other agreements existing and in force with respect to or in any manner affecting all or any portion of the Property or any interest therein, including any service or maintenance contracts, written leases, or occupancy agreements.

(g)     To Seller’s actual knowledge, Seller has not received written threat of condemnation of the Property from any governmental authority or otherwise been told by a governmental official that condemnation of the Property is planned and there is no condemnation pending against the Property, or any part thereof.

The term “to Seller’s actual knowledge” shall mean the actual knowledge of Race Randle.

11.6        REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

(a)    Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken and such action has not been rescinded or modified. Each person signing this Agreement on behalf of Buyer is duly authorized and empowered to do so.

(b)    Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

(c)    Buyer shall have examined and investigated to Buyer’s satisfaction the physical condition of the Property and the Document Inventory during the Inspection Period. Except for Seller’s representation and warranties set forth in paragraph 11.6 hereof and the Closing Certificate, Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller.

(d)    To Buyer’s actual knowledge, Buyer is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”. Neither Buyer nor, to the best of Buyer’s knowledge, any beneficial owner of Buyer (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(e)    Buyer has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors and Buyer is not insolvent.

11.7        EFFECT AND SURVIVAL. Seller and Buyer agree that the provisions of paragraphs 11.1 through 11.7 shall survive Closing.

11.8        COVENANTS OF SELLER. Seller hereby covenants and agrees with Buyer that from and after the execution of this Agreement until the Closing that:

(a)    Seller will maintain the Property in a condition consistent with its condition on the date of execution of this Agreement.

(b)    Except for the agreements and easements contemplated herein, Seller will not enter into any agreement, written or oral, that will be binding on Buyer or the Property subsequent to Closing.

(c)    Except as may be requested by Buyer in writing, Seller will not take, approve or consent to any action or omission that would change the zoning, uses, permits or licenses of or for the Property.

(d)    Except as otherwise contemplated herein, Seller shall not place on, nor consent to the placement on, any of the Property, any lien, encumbrance, or other matter which would constitute an encumbrance or title exception to the Property and/or under Schedule B of the Preliminary Report unless such matter shall be pre-approved by Buyer or released prior to Closing at no cost to Buyer.

(e)    Seller agrees not to take any action or fail to take any action after the date of the execution of this Agreement and prior to Closing which will cause or prevent the Property from being in compliance with the provisions of this Agreement or which will cause or prevent the Title Company to issue to Buyer the Title Policy with liability in the full amount of the Closing Price showing Buyer in title, subject only to the Permitted Exceptions. Consistent therewith, Seller shall satisfy all customary requirements and other matters set forth in the Title Commitment so that the same are deleted and not transferred to Schedule B of the Title Policy.

11.9        COVENANTS OF BUYER.

(a)    Except for the agreements contemplated herein, Buyer will not enter into any new agreement, written or oral, that will be binding on the Property prior to Closing.

(b)    Prior to Closing, Buyer will not take, approve or consent to any action or omission that would change the zoning, uses, permits or licenses of or for the Property, except with the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    Except as otherwise contemplated herein, prior to the Closing, Buyer shall not place on, nor consent to the placement on, any of the Property, any lien, encumbrance, or other matter which would constitute an encumbrance or title exception to the Property and/or under Schedule B of the Preliminary Report.

(d)    Buyer acknowledges that it shall be solely responsible for securing all governmental approvals required for its proposed use of the Property, including without limitation Special Management Area use permit and building permits.

(e)    Buyer agrees not to take any action or knowingly fail to take any action after the date of the execution of this Agreement and prior to Closing which will cause or prevent the Property from being in compliance with the provisions of this Agreement.

12.         ENTRY ON PROPERTY.

12.1      LICENSE TO ENTER. Beginning on the Effective Date and at all times prior to Closing, Seller shall, upon reasonable notice and at reasonable times, make the Property available to Buyer and its agents, employees, consultants, and representatives for such inspections and tests as Buyer Deems appropriate, at Buyer’s sole cost and expense. Buyer shall provide notice to Seller (which notice may be telephonic to Race Randle at (808) 349-9364 or by email to Race Randle at race@mauiland.com and Jon Grobe at jon@mauiland.com) at least one (1) Business Day prior to any entry onto the Property. Seller may have a representative present during any tests or investigations. After any entry, testing or investigations, Buyer shall promptly restore the Property to the Property’s condition before Buyer entered on the Property. Buyer shall not knowingly allow any dangerous or hazardous condition to be created on or arise from Buyer’s entry, testing or investigations on the Property. Buyer shall comply with all applicable laws and governmental regulations applicable to the Property. This limited license shall be deemed revoked upon termination of this Agreement.

12.2       INDEMNIFICATION ON ENTRY. Buyer shall indemnify, defend and hold the Seller and Seller’s officers, directors, shareholders, employees, agents, subsidiary and parent corporations, affiliated entities, and predecessors, successors and assigns, and the Property harmless from and against all claims, loss, liability, damage, expense and cost (including, without limitation, attorneys’ fees and costs) arising from or directly relating to the entry of Buyer and its representatives, agents and contractors on the Property. Buyer’s obligations under this paragraph shall survive the Close of Escrow and the termination of this Agreement and shall not be limited by any insurance required under paragraph 12.3.

12.3       INSURANCE ON ENTRY. Buyer shall maintain or cause its contractors or consultants to maintain adequate comprehensive liability insurance policies to cover Buyer’s activities on the Property. Buyer shall keep the Property free and clear of all mechanics’ liens and materialmen’s liens arising out of any of Buyer’s activities. Before entering on the Property, Buyer shall deliver to Seller a certificate of insurance evidencing compliance with the terms of this paragraph. The liability insurance policy shall have a combined single limit per occurrence liability limit of at least $2,000,000 for premises liability, bodily injury and property damage, shall be primary and noncontributing with any insurance which may be carried by Seller, and shall name the Seller as an additional insured. The insurance policy shall be maintained and kept in effect by Buyer (or Buyer’s agent), at Buyer’s (or Buyer’s agent’s) sole expense, at all times during the term of this Agreement.

13.        CONDEMNATION & CASUALTY. If, before the Closing, all or any material portion of the Property is taken by eminent domain or is the subject of a pending taking which has not been consummated (collectively, a “Taking”) or the Improvements are destroyed or materially damaged by fire, earthquake, natural disaster or other casualty (“Casualty”), Seller promptly shall notify Buyer of the event after actual knowledge of the Taking or Casualty and, in that event, Buyer shall have the option to continue under this Agreement as of the date of the Taking or Casualty by delivery of written notice of Buyer’s election to Seller within fifteen (15) Business Days after receipt of Seller’s notice. If Seller has not received Buyer’s notice within the 15-Business Day period, then Buyer shall be deemed to have elected to terminate the transactions contemplated by this Agreement, and the condemnation proceeds shall become the property of Seller and Buyer shall have no rights to any portion of the condemnation proceeds. If Buyer elects to consummate the transactions contemplated by this Agreement, the condemnation proceeds shall become the property of Buyer. In the event Buyer elects to terminate this Agreement pursuant to this paragraph 13, Buyer and Seller shall share equally all Escrow cancellation charges, Escrow Holder shall promptly return the Deposit to Buyer and upon such reimbursement this Agreement shall terminate.

14.         GENERAL PROVISIONS.

14.1        ASSIGNMENT.

(a)    This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.

(b)    Buyer may not assign its rights under this Agreement without the consent of Seller, in its sole but reasonable discretion. Any direct or indirect change in ownership or control of Buyer prior to Closing shall constitute an assignment for purposes of this restriction.

(c)    Seller shall have the right to assign this Agreement or any interest or right under this Agreement or under the Escrow, without the prior written consent of Buyer, so long as any assignment is fully subject to the terms of this Agreement.

14.2        ATTORNEYS’ FEES AND/OR COSTS. In any action or proceeding between the parties to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in the action or proceeding shall be entitled to its reasonable actual out-of-pocket costs and expenses, including without limitation, costs and reasonable attorneys’ fees.

14.3       NOTICES AND APPROVALS. Any notice, approval, disapproval, demand or other communication required or permitted to be given by any provision of this Agreement (“Notice”) which either party desires to give to the other party or to Escrow Holder shall be in writing and shall be deemed to be sufficiently given or served if: (a) delivered personally to the party to whom the notice is to be delivered; or (b) sent by mail, express mail or commercial courier addressed to the party at the party’s address as it appears in this Agreement, or at any other address as that party may from time to time specify by written notice; or, (c) given by transmittal over electronic transmitting device, such as Telex or telecopy machine, if the party to whom the notice is sent has such a device in its office, provided a complete copy of any notice of transmitted shall also be mailed in the same manner as required for a mailed notice. Any notice shall be deemed to be given as of the date received (and in the event of facsimile confirmed with confirmation by sender’s facsimile machine).

14.4       CONTROLLING LAW. This Agreement shall be construed under the laws of the state where the Property is located which are in effect at the time of the signing of this Agreement.

14.5       TITLES AND CAPTION. Titles and captions are for convenience only and shall not constitute a portion of this Agreement. References to paragraph numbers are to paragraphs in this Agreement, unless expressly stated otherwise.

14.6       INTERPRETATION. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. The word “including” shall be construed as if followed by the words “without limitation.” If a dispute arises over the interpretation or construction of any provision, term, or word contained in this Agreement, this document shall be interpreted and construed neutrally, and not against either Buyer or Seller.

14.7        NO WAIVER. A waiver by either party of a breach of any of the covenants, conditions or obligations under this Agreement to be performed by the other shall not be construed as a waiver of any succeeding breach of the same or other covenants, conditions or obligations of this Agreement.

14.8        MODIFICATIONS. Any alteration, change, or modification of or to this Agreement, in order to become effective, shall be made in writing and in each instance signed on behalf of each party.

14.9       SEVERABILITY. If any term or provision of this Agreement, or its application to any party or set of circumstances, shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term or provision to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and each shall be valid and enforceable to the fullest extent permitted by law.

14.10    INTEGRATION OF PRIOR AGREEMENTS AND UNDERSTANDINGS. This Agreement contains the entire understanding between the parties relating to the transaction contemplated by the Agreement. All prior or contemporaneous agreement, understandings, representations, warranties, and statements, whether oral or written, are superseded by this Agreement.

14.11     NOT AN OFFER. Seller’s delivery of unsigned copies of this Agreement is solely for the purposes of review by Buyer, and neither the delivery nor any prior communications between Buyer and Seller, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Buyer. The signing of this Agreement by Seller constitutes an offer which shall not be deemed accepted by Buyer unless and until Buyer has signed this Agreement and delivered a duplicate original to Seller.

14.12      TIME OF ESSENCE. Time is expressly made of the essence as to the performance of each and every obligation and condition of this Agreement.

14.13      POSSESSION OF PROPERTY. Buyer shall be entitled to exclusive possession of the Property upon execution and delivery of the deed.

14.14      COUNTERPARTS. This Agreement may be signed in multiple counterparts which shall, when signed by all parties constitute a binding agreement.

14.15      EXHIBITS INCORPORATED BY REFERENCE. All exhibits attached to this Agreement are incorporated in this Agreement by this reference.

14.16      COMPUTATION OF TIME. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Effective Date), and including the last day, unless the last day is not a Business Day, and then that day is also excluded. All references to time shall be deemed to refer to Hawaii time.

14.17      SURVIVAL. Except as otherwise provided herein, all of the terms and provisions hereof shall not survive the Closing and the delivery of the Limited Warranty Deed.

14.18      JOINT AND SEVERAL LIABILITY. If Buyer is composed of more than one individual or entity, all obligations and liabilities of Buyer under this Agreement shall be joint and several as to each of those individuals or entities who compose Buyer.

14.19      BUYER’S WORK PRODUCT CONCERNING THE PROPERTY. Intentionally omitted.

14.20      NO OBLIGATIONS TO THIRD PARTIES. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties to this Agreement to, any person or entity other than Seller and Buyer.

15.         HAZARDOUS MATERIALS DISCLOSURE AND INDEMNIFICATION.

15.1        HAZARDOUS MATERIAL DISCLOSURE. Seller and Buyer understand, acknowledge and agree that various materials may be utilized in the construction of any improvements or may already be existing in or on, around, or under the Property; and which materials may have contained materials that may have been or may in the future be determined to be toxic, hazardous or undesirable and may need to be specially treated, specially handled and/or removed from the property. (For example, some electrical transformers and other electrical components contain PCBs, and asbestos has been used in a wide variety of building components, such as fire-proofing, air duct insulation, acoustical tiling, spray-on acoustical materials, linoleum, floor tiling and plaster.) Due to current or prior uses, the property, of which the Property is a part, or the improvements thereto, may contain materials such as metal, minerals, chemicals, pesticides, arsenic, hydrocarbons biological or radioactive materials and other substances which are considered, or may in the future may be determined to be toxic waste, hazardous materials or undesirable substances. Such substances may be in above or below ground containers on the property, of which the Property are a part, or may be present on, or in soils, water, building components or other portions of the property, in areas that may or not be acceptable or noticeable.

Current and/or future federal, state and local regulations may require the clean-up of such toxic, hazardous or undesirable materials at the expense of those persons who in past, present or future have had any interest in the Property, including, but not limited to, current, past and future owners and users of any such Property. Buyer agrees to be solely responsible for any such clean-up and to indemnify Seller and Seller’s affiliated companies against the same. Buyer hereby releases Seller and Seller’s affiliated companies from all such liability, except to the extent of a breach of warranty of Seller under this Agreement.

SELLER AND BUYER HAVE BOTH BEEN ADVISED TO SEEK AND CONSULT WITH INDEPENDENT LEGAL COUNSEL AND HAVE CONSULTED WITH SUCH COUNSEL, TO THE EXTENT THAT EACH HAS DEEMED NECESSARY, PRIOR TO THE EXECUTION OF THIS AGREEMENT, TO DETERMINE THEIR POTENTIAL OBLIGATIONS AND LIABILITY WITH RESPECT TO SUCH TOXIC, HAZARDOUS AND UNDESIRABLE MATERIAL.

Seller represents and agrees that to its actual knowledge, without inquiry, the Property is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, Hazardous Materials (as defined herein) or to environmental conditions on, or about the Property, including, but not limited to soil and ground water conditions. Seller represents and warrants that during the time Seller has leased, owned or controlled the Property, neither Seller, nor, to the Seller’s actual knowledge, any third party, has used, generated, manufactured, produced, transported or stored or disposed of, on, under or above the Property, transported to or from the property any inflammable explosives, asbestos, radioactive materials, hazardous waste, toxic substances or related hazardous materials, whether injurious by themselves or in combination with other materials (collectively “Hazardous Materials”) in violation of applicable law, except that Seller has informed Buyer that Seller or Seller’s affiliated companies have used pesticides and other chemicals on the Property in connection with agricultural operations and that some of the pesticides or other chemicals, including but not limited to arsenic, may remain on the Property. For the purpose of this Agreement, Hazardous Materials include but are not limited to substances defined as “hazardous or toxic substances”, “hazardous or toxic materials”, or “hazardous or toxic wastes”, or other form of pollutant or contaminants including petroleum, asbestos, polychlorinated biphenyls and radioactive materials in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et. seq.; Hazardous Materials Transportation Act, 49 U.S.C. §5101, et. seq.; Resource Conservation and Recovery Act, 42 U.S.C. §6901, et. seq.; 42 U.S.C. Section 7401 et. seq., 33 U.S.C. Section 1251 et. seq.; and in the regulations adopted and publications promulgated pursuant to said laws and in any relevant or corresponding or supplemental laws, of the State of Hawaii or any municipality thereof, together with any successor or amended laws or regulations as may be hereinafter promulgated, or new regulations or laws similarly purporting to regulate substances used, generated, disposed of or situated in real property which are hereinafter enacted. Buyer shall indemnify, defend and hold Seller and Seller’s officers, directors, shareholders, employees, agents, subsidiary and partner corporation, affiliated entities, predecessors, successors, and assigns, harmless from and against all claims, losses, liabilities, damage, fines, causes of action, penalties, costs and expenses (including without limitation, reasonable attorneys’ fees and costs) arising from or relating to any use of, or conduct on the Property after the Closing Date of any Hazardous Materials by Buyer.

16.        TAX DEFERRED EXCHANGE. Seller reserves the right to structure the conveyance of the Property to Buyer as a tax-deferred exchange under Section 1031 of the Code (an “Exchange”). Seller may assign this Agreement to a qualified intermediary in order to facilitate the Exchange transaction. Seller and Buyer agree to, at no cost to the other, cooperate in effecting such transaction, including, without limitation, consenting to the assignment of this Agreement to a qualified intermediary, provided that any such Exchange transaction, and the related documentation, shall: (a) not require Seller or Buyer to execute any contract (other than as set forth herein), make any commitment, or incur any obligations, contingent or otherwise, to third parties which would expand Seller’s or Buyer’s obligations beyond this Agreement, (b) not delay the Closing or the transaction contemplated by this Agreement, or (c) not include Seller’s or Buyer’s acquiring title to any other property. Seller agrees to indemnify and hold harmless Buyer from and against any cost, expense, liability, tax, charge, penalty or assessment arising out of or resulting from such party’s activities or participation pursuant to this paragraph. Buyer shall not be obligated to delay the Closing or to execute any document which would impose any liability on the other party Seller or to take title to any property. The obligations of Buyer under this paragraph shall survive the Closing and shall not be merged therein.

17.         If requested by Buyer, Seller agrees with Buyer to cooperate with Buyer to effect a tax-deferred exchange under the provisions of Section 1031 of the Internal Revenue Code, at no cost, expense or liability to the other party. Buyer agrees to indemnify and hold harmless Seller from and against any cost, expense, liability, tax, charge, penalty or assessment arising out of or resulting from such party’s activities or participation pursuant to this Section. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to assign this Agreement to a qualified intermediary for purposes of completing such a tax deferred exchange. Seller shall not be obligated to delay the Closing or to execute any document which would impose any liability on the other party or to take title to any property.

18.         PUBLIC DISCLOSURE. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyer and Seller and their respective counsel, except that Seller may make any disclosure Seller reasonably believes is necessary to comply with applicable law or prudent as a publicly traded company.

19.         WAIVER OF TRIAL BY JURY. SELLER AND BUYER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

20.        LIMITED LIABILITY. No constituent officer, director or agent of Seller, nor any manager, advisor, trustee, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer, its successors and assigns and, without limitation, all other persons shall look solely to Seller’s interest in the Property and proceeds thereof for payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability, except in the event of fraud or material misrepresentation by any such person or party.

No constituent officer, director or agent of Buyer, nor any manager, advisor, trustee, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Buyer, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability, except in the event of fraud or material misrepresentation by any such person or party.

21.         EXECUTION. This Agreement may be executed in counterparts and signatures delivered by electronic means or fax transmission shall be valid and binding for all purposes.

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IN WITNESS WHEREOF Seller and Buyer have executed this Agreement as of the Effective Date.

“BUYER”	“SELLER”

HARVEST AT KUMULANI CHAPEL	MAUI LAND & PINEAPPLE COMPANY, INC.

By: /s/ Josh Morris	By: /s/ Race Randle
Name: Josh Morris	Name: Race Randle
Its: Executive Director	Title: CEO